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                                                                     EXHIBIT 8.1

                OPINION OF POWELL, GOLDSTEIN, FRAZER & MURPHY LLP



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                     POWELL, GOLDSTEIN, FRAZER & MURPHY LLP
                     191 PEACHTREE STREET, N.E., Suite 1600
                             ATLANTA, GEORGIA 30303
                                 (404) 572-6600


                               February 8, 1999

First Banking Company of Southeast Georgia
400 North Main Street
Statesboro, Georgia 30458

Wayne Bancorp, Inc.
818 S. First Street
Jesup, Georgia 31545

Re:      Merger of Wayne Bancorp, Inc. into First Banking Company of Southeast
         Georgia

Ladies and Gentlemen:

You have requested our opinion as to the tax consequences under the Internal Revenue Code of 1986, as amended (the "Code") of the proposed merger (the "Merger") of Wayne Bancorp, Inc., a corporation organized and existing under the laws of the State of Georgia ("Wayne"), with and into First Banking Company of Southeast Georgia, a corporation organized and existing under the laws of the State of Georgia ("First Banking"), with First Banking as the surviving entity, in accordance with that certain Agreement and Plan of Merger (the "Merger Agreement"), dated November 30, 1998. Specifically, you have requested us to opine that the Merger will constitute a "tax-free" reorganization within the meaning of Section 368 of the Code.

In rendering the opinions expressed below, we have examined the following documents (the "Documents"):

                  (a) The Merger Agreement and amendments thereto;

                  (b) The Statements of Facts and Representations of Wayne Bancorp, Inc. and First Banking Company of Southeast Georgia, that have been delivered to the undersigned and are incorporated herein by reference; and

                  (c) Such other documents and records as we have deemed necessary in order to enable us to render the opinions expressed below.

         Terms not otherwise defined in this opinion letter have the meaning given those terms in the Documents.

In rendering the opinions expressed below, we have assumed, without any independent investigation or verification of any kind, that all of the information as to factual matters contained in the Documents is true, correct, and complete. Any inaccuracy with respect to factual matters contained in the Documents or incompleteness in our understanding of the facts could alter the conclusion reached in this opinion.

         In addition, for purposes of rendering the opinions expressed below, we have assumed with your permission, that (i) all signatures on all Documents reviewed by us are genuine, (ii) all Documents submitted to us as originals are true and correct, (iii) all Documents submitted to us as copies are true and correct copies

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First Banking Company of Southeast Georgia
Wayne Bancorp, Inc.
February 8, 1999
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of the originals thereof, (iv) each natural person signing any Document reviewed by us had the legal capacity to do so, and (v) the Merger and the transactions contemplated in the Merger Agreement will be effected in accordance with the terms thereof.

         Finally, with your permission we have assumed that the sum of the amount of cash and the value of any property other than First Banking stock paid to Wayne shareholders who exercise their statutory right to dissent to the Merger, the amount of cash and the value of any property other than First Banking stock given as consideration by First Banking (or a person related to First Banking within the meaning of Treasury Regulation Section 1.368-1(e)(2)) in exchange for Wayne stock prior to, but in contemplation of, the Merger or in redemption of First Banking stock after the Merger, and the amount of cash paid to Wayne shareholders in lieu of the issuance of fractional shares of First Banking stock will not exceed fifty percent (50%) of the value of all of the formerly outstanding shares of Wayne stock as of the time of the Merger.

                                     OPINION

         Based upon the foregoing, it is our opinion that, provided the Merger qualifies as a statutory merger under the GBCC, the Merger will constitute a reorganization within the meaning of Code Section 368(a)(1)(A).
Accordingly, it is our opinion that:

                           a. No gain or loss will be recognized for federal
                  income tax purposes by Wayne shareholders upon the exchange of shares of Wayne stock for shares of First Banking stock. Code
                  Section 354(a).

                           b. Cash received in lieu of fractional shares will be
                  treated for federal income tax purposes as if the fractional shares were distributed and then redeemed by First Banking. The cash payments will be treated as having been received as a distribution in exchange for the fractional shares redeemed. Code Section 302(a); Rev. Rul. 66-365, 1966-2 C.B. 116.

                           c. Wayne shareholders that receive First Banking
                  stock, including fractional shares, will have a basis in that First Banking stock equal to their basis in the Wayne stock surrendered therefore. Code Section 358(a)(1).

                           e. The holding period of the First Banking stock
                  received by Wayne shareholders will include the period during which the Wayne shareholders held the Wayne stock surrendered therefore, provided the Wayne stock was held as a capital asset. Code Section 1223(1).

                           f. Wayne shareholders who receive solely cash
                  pursuant to their statutory right to dissent will be treated as having received such payment in redemption of their stock, as provided in Code Section 302(a). Generally, any gain or loss recognized by any such Wayne shareholder will be capital gain or loss, provided (i) the Wayne common stock constitutes a capital asset in the hands of such shareholder, and (ii) the requirements of Section 302(b)(1), (2) or (3) of the Code are met. Each affected Wayne shareholder should consult such shareholder's own tax advisor for the tax effect of such redemption (i.e., exchange treatment or dividend).

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First Banking Company of Southeast Georgia
Wayne Bancorp, Inc.
February 8, 1999
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                           g. No gain or loss will be recognized by Wayne as a
                  consequence of the Merger, except for gain or loss recognized pursuant to Treasury Regulations issued under Code Section 1502. Code Section 361(a).

                           h. First Banking's basis in the assets received from
                  Wayne as part of the Merger will equal Wayne's basis in the assets immediately prior to the Merger. Code Section 362(b).

                           i. The holding period of the Wayne assets transferred
                  to First Banking as part of the Merger shall include the period during which such assets were held by Wayne, provided the assets were held as capital assets. Code Section 1223(2).


                                    * * * * *

         Our opinions are based upon the facts as they exist today, the existing provisions of the Code, Treasury Regulations issued or proposed thereunder, published Revenue Rulings and releases of the Internal Revenue Service, and existing federal case law, any of which could be changed at any time. Any such change may be retroactive in application and could modify the legal conclusion upon which our opinions are based.

         In addition, this opinion does not address any tax considerations under foreign, state, or local laws, or the tax considerations to certain Wayne shareholders in light of their particular circumstances, including persons who are not United States persons, dealers in securities, tax-exempt entities, shareholders who do not hold Wayne common stock as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code, and shareholders who acquired their shares of Wayne common stock pursuant to the exercise of Wayne options or otherwise as compensation.

         This opinion letter is being furnished only to the parties to which it is addressed and is solely for their benefit. No other person shall be entitled to rely on the opinions without our prior express written consent. This opinion letter may not be used, circulated, quoted, published, or otherwise referred to for any purpose without our prior express written consent, except that we consent to the inclusion of this opinion as an exhibit to the registration statements required under the Securities Act of 1933 (the "Securities Act") in connection with the Distribution and the Merger. In giving such consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder. Our opinions are limited to the matters stated herein, and no opinion is implied or may be inferred beyond the opinions expressly stated herein.

                                           Very truly yours,

                               /s/ POWELL, GOLDSTEIN, FRAZER & MURPHY LLP